Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Growth in Net Income, Fee Income, Loans, Core Deposits and Capital

Jericho, NY – January 25, 2018 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the holding company for Esquire Bank, National Association (“Esquire Bank”), today announced fourth quarter and year end results for 2017. Significant achievements during the quarter and year include:

•	Adjusted net income(1) increased 95% over 2016 to $1.3 million, or $0.18 per diluted common share for the quarter ended December 31, 2017. For the year ended December 31, 2017, adjusted net income(1) increased 53% over 2016 to $4.3 million, or $0.69 per diluted common share. Net income (GAAP basis) was $661 thousand or $0.09 per diluted common share and $3.6 million or $0.58 per diluted common share, for the quarter and year ended December 31, 2017, respectively.
•	Adjusted returns on average assets and common equity(1) were 1.06% and 6.39%, respectively, and 0.95% and 6.38%, respectively, for the quarter and year ended December 31, 2017. Returns on average assets and common equity (GAAP basis) were 0.52% and 3.14%, respectively, and 0.80% and 5.38%, respectively for the quarter and year ended December 31, 2017.
•	Supported by our strong net interest margin of 4.58%, net interest income for the fourth quarter increased $1.5 million over 2016, or 34%, to $5.7 million.
•	Total assets were $533.6 million, a $109 million or 26% increase when compared to year end 2016.
•	On a linked quarter basis, loans increased $20.3 million or 25% annualized to $349 million from $328.7 million for the third quarter of 2017, primarily driven by our higher yielding commercial and consumer loan categories. Our loan to deposit ratio was 78%.
•	Continued solid asset quality metrics and reserve coverage with no non-performing assets and an allowance for loan losses to total loans of 1.22% at December 31, 2017.
•	Non-interest income, consisting primarily of merchant services fees, increased 55% to $1.6 million compared to the quarter ended December 31, 2016, or 22% of total revenue.
•	Deposits totaled $448.5 million, a $77.7 million or 21% increase from year end 2016 with a cost of funds of 0.13% (including demand deposits) for the quarter. Off-balance sheet funds totaled $478 million at December 31, 2017.
•	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“2017 has been a transformational year for Esquire. We successfully closed our IPO while achieving strong growth and record earnings in 2017,” stated Dennis Shields, Executive Chairman.

“With our new capital and low-cost core deposits as our foundation, we believe that we will continue to drive strong returns in 2018,” stated Andrew C. Sagliocca, President and Chief Executive Officer. “Our unique and diversified revenue stream should continue to drive our efficiency ratio down, producing strong results in 2018.”

(1)-Figure has been adjusted to exclude impact of revaluation of net deferred tax asset as a result of the new federal tax legislation. See non-GAAP reconciliation provided elsewhere herein.

Net Earnings and Returns

Net income for the quarter ended December 31, 2017 was $661 thousand or $0.09 per diluted common share, compared to $691 thousand or $0.14 per diluted common share for 2016. Returns on average assets and common equity for the current quarter were 0.52% and 3.14%, respectively, compared to 0.67% and 5.29% in 2016, respectively. The fourth quarter was negatively impacted by the new federal tax legislation which resulted in a $683 thousand write-down on the revaluation of our net deferred tax asset. Excluding this revaluation, net income increased to $1.3 million or $0.18 per diluted common share, representing a 94.5% increase from the prior year quarter. Net income for the year ended December 31, 2017 was $3.6 million or $0.58 per diluted common share, compared to $2.8 million or $0.55 per diluted common share for 2016. Returns on average assets and common equity for the year ended December 31, 2017 and 2016 were 0.80% and 5.38%, respectively, compared to 0.74% and 5.48% in 2016, respectively. Excluding the net deferred tax asset revaluation, net income increased to $4.3 million or $0.69 per diluted common share, representing a 53.3% increase from the prior year ended December 31, 2016.

Net interest income for the fourth quarter of 2017 increased $1.5 million, or 34.4%, to $5.7 million, primarily due to growth in average interest earning assets totaling $92.6 million, or 23.0%, to $495.1 million when compared to 2016. Our net interest margin increased to 4.58% for the fourth quarter of 2017 compared to 4.20% in 2016. Average loans in the quarter increased $61.7 million or 22.4%, to $336.8 million and average securities increased $25.6 million, or 26.5%, to $122.5 million when compared to the fourth quarter of 2016. For the year ended December 31, 2017, net interest income increased $4.2 million or 26.8% to $19.9 million, primarily due to growth in average interest earning assets totaling $79.4 million, or 21.5%, to $448.2 million when compared to the year ended December 31, 2016. The Company’s net interest margin increased to 4.43% for the year ended 2017 compared to 4.25% in 2016. Average loans for the year ended 2017 increased $57.3 million or 23.1% to $305.3 million and average securities increased $20.7 million or 23.5% to $108.5 million when compared to the year ended December 31, 2016. Increases in loans and securities for the quarter and year ended December 31, 2017 represented organic growth funded with low cost core deposits. Growth in our higher yielding commercial attorney and consumer post-settlement loan products largely contributed to the increase in net interest margin for the quarter and year ended December 31, 2017.

The provision for loan losses was $180 thousand for the fourth quarter of 2017, $40 thousand higher than the comparable period in 2016 and $905 thousand for the year ended December 31, 2017, $310 thousand higher than prior year. The higher provision in the quarter ended and year ended December 31, 2017 reflected loan growth in the higher yielding commercial and consumer loan categories.

Non-interest income increased $569 thousand or 54.8%, to $1.6 million for the fourth quarter of 2017, and increased $1.4 million or 33.7%, to $5.5 million for the year ended 2017. The increases for both periods were primarily due to increases in customer related fees and service charges coupled with growth in merchant processing income.

Non-interest expense increased $778 thousand to $4.8 million in the fourth quarter of 2017 and increased $2.8 million to $17.4 million for the year ended December 31, 2017. These increases were primarily driven by increases in employee compensation and benefits costs, data processing costs, and professional and consulting services. The increase in compensation and benefit costs was due to the Company’s continued growth and related hiring efforts as well as increases in current salaries and an additional incentive payment to certain executive officers due to the successful IPO totaling approximately $200 thousand. The increase in data processing costs was due to investments in technology to support our future growth initiatives. The increase in professional and consulting services was due primarily to additional costs related to being a public company. The Company’s efficiency ratio decreased to 65.8% and 68.7% for the quarter and year ended December 31, 2017, respectively.

The effective tax rate was 71.6% for the quarter due to the write-down on the revaluation of the net deferred tax asset as a result of the new federal tax legislation. Excluding this revaluation totaling $683 thousand, our effective tax rate would have been approximately 42.3% for the quarter ended 2017. The new tax legislation reduces the top federal corporate statutory rate from 35% to 21%. We expect our effective tax rate for subsequent quarters to be approximately 27%.

Balance Sheet and Asset Quality

At December 31, 2017, total assets were $533.6 million, reflecting a $108.8 million or 25.6% increase from December 31, 2016. This increase is primarily attributable to increases in loans totaling $70.4 million or 25.3% to $349.0 million and increases in securities available for sale totaling $36.1 million or 39.0% to $128.8 million at December 31, 2017. This growth was primarily funded with low cost core deposits. Esquire Bank had did not have any non-performing assets at December 31, 2017 or 2016. The allowance for loan losses was $4.3 million, or 1.22% of total loans, at December 31, 2017 as compared to $3.4 million, or 1.23% of total loans, at December 31, 2016.

Total deposits were $448.5 million at December 31, 2017, a $77.7 million, or 21.0%, increase from December 31, 2016. This was primarily due to a $65.9 million, or 52.7%, increase in non-interest bearing demand deposits to $190.8 million at December 31, 2017 from December 31, 2016. The Company also continued to prudently manage its balance sheet through its mass tort deposit sweep programs, maintaining off-balance sheet funds totaling $478.0 million at December 31, 2017. These funds are a current source of fee based income and should be a source of deposit growth in the future.

Stockholders’ equity increased $31.2 million from December 31, 2016 to $83.4 million at December 31, 2017 primarily due to our successful initial public offering (“IPO”). On June 30, 2017, the Company sold 1,800,000 shares and selling stockholders sold 563,873 shares of Esquire common stock at $14.00 per share in the offering. The Company did not receive any proceeds from the sale of shares by the selling stockholders nor did selling stockholders include any members of the board of directors or executive management. The offering resulted in net proceeds to the Company of $21.7 million, after deducting the underwriting discount and offering related expenses. On July 20, 2017, the Company sold 354,580 additional shares of common stock at the public offering price of $14.00 per share pursuant to the underwriter’s over-allotment option. The net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses associated with the over-allotment option, were approximately $4.6 million. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

With excess capital as its foundation, the Company anticipates continued earnings growth in 2018 driven by its robust commercial, post settlement consumer and small business loan pipelines, as well as its merchant services and other fee income.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Garden City, New York and an administrative office in Palm Beach Gardens, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric Bader

Executive Vice President and Chief Financial Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(all dollars in thousands except per share data)

	December 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$43,077	$42,993
Securities available for sale, at fair value	128,758	92,645
Securities, restricted at cost	2,183	1,649
Loans	348,978	278,578
Less: allowance for loan losses	(4,264)	(3,413)
Loans, net of allowance	344,714	275,165
Premises and equipment, net	2,546	2,767
Other assets	12,351	9,614
Total Assets	$533,629	$424,833

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$190,847	$124,990
Savings, NOW and money market deposits	230,715	221,843
Certificates of deposit	26,932	23,955
Total deposits	448,494	370,788
Other liabilities	1,752	1,859
Total liabilities	450,246	372,647
Total stockholders' equity	83,383	52,186
Total Liabilities and Stockholders' Equity	$533,629	$424,833

Selected Financial Data
Common shares outstanding	7,326,536	5,002,950
Book value per common share	$11.38	$10.29
Equity to assets	15.63%	12.28%

Capital Ratios (1)
Tier 1 leverage ratio	12.78%	11.63%
Common equity tier 1 capital ratio	17.26%	16.09%
Tier 1 capital ratio	17.26%	16.09%
Total capital ratio	18.41%	17.25%

Asset Quality Ratios
Allowance for loan losses to total loans	1.22%	1.23%
Non-performing loans to total loans	0.00%	0.00%
Non-performing assets to total assets	0.00%	0.00%

(1)-Regulatory capital ratios presented on bank-only basis

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(all dollars in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Interest income	$5,852	$4,389	$20,394	$16,168
Interest expense	137	137	538	511
Net interest income	5,715	4,252	19,856	15,657
Provision for loan losses	180	140	905	595
Net interest income after provision for loan losses	5,535	4,112	18,951	15,062
Merchant processing income	855	759	3,322	3,080
Other non-interest income	752	279	2,194	1,045
Total non-interest income	1,607	1,038	5,516	4,125
Salaries and benefits	2,892	2,183	10,072	8,244
Other expenses	1,922	1,853	7,361	6,355
Total non-interest expense	4,814	4,036	17,433	14,599
Income before income taxes	2,328	1,114	7,034	4,588
Income taxes	1,667	423	3,390	1,766
Net income	$661	$691	$3,644	$2,822

Earnings per Common Share
Basic	$0.09	$0.14	$0.59	$0.56
Diluted	$0.09	$0.14	$0.58	$0.55
Basic - adjusted (1)	$0.18	$0.14	$0.70	$0.56
Diluted - adjusted (1)	$0.18	$0.14	$0.69	$0.55

Selected Financial Data
Return on average assets	0.52%	0.67%	0.80%	0.74%
Return on average common equity	3.14%	5.29%	5.38%	5.48%
Adjusted return on average assets(1)	1.06%	0.67%	0.95%	0.74%
Adjusted return on average common equity(1)	6.39%	5.29%	6.38%	5.48%
Net interest margin	4.58%	4.20%	4.43%	4.25%
Efficiency ratio (2)	65.8%	76.3%	68.7%	73.8%

(1)-Figure has been adjusted to exclude impact of revaluation of net deferred tax asset as a result of the new federal tax legislation. See non-GAAP reconciliation provided elsewhere herein

(2)-Figure has been adjusted to exclude impact of realized gains and losses on securities. See non-GAAP reconciliation provided elsewhere herein

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yields/Cost (unaudited)

(all dollars in thousands)

	For the Three Months Ended December 31,
	2017			2016
	Average		Average	Average		Average
EARNING ASSETS	Balance	Interest	Yields/Cost	Balance	Interest	Yields/Cost
Loans	$336,838	$5,035	5.93%	$275,174	$3,861	5.58%
Securities, includes restricted stock	122,460	740	2.40%	96,836	499	2.05%
Interest earning cash	35,846	77	0.85%	30,567	29	0.38%
Total interest earning assets	495,144	5,852	4.69%	402,577	4,389	4.34%

NON-INTEREST EARNING ASSETS
Cash and due from banks	547			548
Other assets	7,415			9,773

TOTAL AVERAGE ASSETS	$503,106			$412,898

INTEREST-BEARING LIABILITIES
Savings, NOW, Money Markets	$234,697	108	0.18%	$214,348	107	0.20%
Time deposits	27,297	24	0.35%	23,996	24	0.40%
Total deposits	261,994	132	0.20%	238,344	131	0.22%
Secured borrowings	280	5	7.08%	482	6	4.95%
Total interest-bearing liabilities	262,274	137	0.21%	238,826	137	0.23%

NON-INTEREST BEARING LIABILITIES
Demand deposits	154,931			120,059
Other liabilities	2,437			1,336
Total non-interest bearing liabilities	157,368			121,395
Stockholders' equity	83,464			52,677

TOTAL AVG. LIABILITIES AND EQUITY	$503,106			$412,898
Net interest spread		$5,715	4.48%		$4,252	4.11%

Net interest margin			4.58%			4.20%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yields/Cost (unaudited)

(all dollars in thousands)

	For the Twelve Months Ended December 31,
	2017			2016
	Average		Average	Average		Average
EARNING ASSETS	Balance	Interest	Yields/Cost	Balance	Interest	Yields/Cost
Loans	$305,339	$17,554	5.75%	$248,068	$14,071	5.67%
Securities, includes restricted stock	108,497	2,549	2.35%	87,830	1,964	2.24%
Interest earning cash	34,346	291	0.85%	32,849	133	0.40%
Total interest earning assets	448,182	20,394	4.55%	368,747	16,168	4.38%

NON-INTEREST EARNING ASSETS
Cash and due from banks	545			550
Other assets	7,587			10,100

TOTAL AVERAGE ASSETS	$456,314			$379,397

INTEREST-BEARING LIABILITIES
Savings, NOW, Money Markets	$221,997	424	0.19%	$203,185	414	0.20%
Time deposits	24,299	93	0.38%	17,041	72	0.42%
Total deposits	246,296	517	0.21%	220,226	486	0.22%
Secured borrowings	298	21	7.05%	405	25	6.17%
Total interest-bearing liabilities	246,594	538	0.22%	220,631	511	0.23%

NON-INTEREST BEARING LIABILITIES
Demand deposits	139,674			105,036
Other liabilities	1,908			1,094
Total non-interest bearing liabilities	141,582			106,130
Stockholders' equity	68,138			52,636

TOTAL AVG. LIABILITIES AND EQUITY	$456,314			$379,397
Net interest spread		$19,856	4.33%		$15,657	4.15%

Net interest margin			4.43%			4.25%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average common equity and adjusted earnings per common share, excludes the impact of a reduction in the value of our net deferred tax asset related to enactment of the new federal tax legislation.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$661	$691	$3,644	$2,822
Add: Deferred tax revaluation	683	-	683	-
Adjusted net income	$1,344	$691	$4,327	$2,822

Return on average assets-GAAP	0.52%	0.67%	0.80%	0.74%
Add: Deferred tax revaluation	0.54%	0.00%	0.15%	0.00%
Adjusted return on average assets	1.06%	0.67%	0.95%	0.74%

Return on average common equity-GAAP	3.14%	5.29%	5.38%	5.48%
Add: Deferred tax revaluation	3.25%	0.00%	1.00%	0.00%
Adjusted return on average common equity	6.39%	5.29%	6.38%	5.48%

Diluted earnings per share-GAAP	$0.09	$0.14	$0.58	$0.55
Add: Deferred tax revaluation	0.09	-	0.11	-
Adjusted diluted earnings per share	$0.18	$0.14	$0.69	$0.55

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Non-GAAP Financial Measure Reconciliation (unaudited) (continued)

(all dollars in thousands)

The efficiency ratio, adjusted, is a non-GAAP measure of expense control relative to adjusted revenue. We calculate the efficiency ratio, adjusted, by dividing total noninterest expenses, as determined under GAAP, by the sum of total net interest income and total noninterest income, each as determined under GAAP, but excluding net gains on securities and other non-recurring income sources, if applicable, from this calculation, which we refer to above as recurring revenue. We believe that this provides one reasonable measure of recurring expenses relative to recurring revenue.

Efficiency Ratio
Net interest income	$5,715	$4,252	$19,856	$15,657
Noninterest income	1,607	1,038	5,516	4,125
Less: Net gains on sales of securities	-	-	-	6
Recurring revenue	$7,322	$5,290	$25,372	$19,776

Total noninterest expense	$4,814	$4,036	$17,433	$14,599

Efficiency ratio	65.8%	76.3%	68.7%	73.8%